UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2006

 VISEON, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-27106	41-1767211
(State or other	(Commission File	(IRS Employer
jurisdiction of Incorporation)	Number)	Identification Number)

17103 Preston Road, Suite 150N
Dallas, Texas 75248
(Address of principal executive offices)

Registrant's telephone number, including area code: (972) 220-1500

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.02 Termination of a Material Definitive Agreement.

On August 25, 2006, Viseon, Inc., a Nevada corporation (“Viseon”), entered into a Separation, Release and Consulting Agreement (the “Separation Agreement’) with Sean Belanger, who has served as its President and Chief Executive Officer since May 2006. The Separation Agreement provides, in part, for the employment agreement entered into by Mr. Belanger and Viseon, dated May 1, 2006, to be terminated effective as of July 31, 2006. All rights and obligations of the parties under the employment agreement shall be deemed to have terminated on July 31, 2006, except for the nondisclosure covenants set forth in the agreement, which shall continue. In addition, Viseon shall reimburse certain business expenses incurred by Mr. Belanger through the effective date of termination.

Registrant’s response to Item 5.02 is incorporated herein by reference.

Item 5.02 Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

On August 25, 2006, Viseon accepted the resignation of Sean Belanger from its Board of Directors and as the President and Chief Executive Officer of Viseon. To the knowledge of Viseon’s executive officers, Mr. Belanger’s resignation was not due to any disagreement with the Viseon’s operations, policies or practices.

The remaining directors of Viseon appointed John Harris, the Chief Technical Officer of Viseon, to serve as the President and Chief Executive Officer, effective immediately. At this time, Viseon has not named a replacement to the Board of Directors seat vacated due to the resignation of Mr. Belanger.

In connection with Mr. Belanger’s resignation, he and Viseon entered into the Separation Agreement, in order to provide for the termination of his employment agreement and his compensation under that agreement, which was made effective as of July 31, 2006, and to set forth the parties’ agreement with respect to the termination of his employment. The Separation Agreement includes a release by Mr. Belanger of claims that he may have against Viseon in connection with his employment and under the terms of his employment agreement. The parties also agreed in the Separation Agreement that Mr. Belanger would provide certain advisory and consulting services to Viseon for a period of up to one year after July 31, 2006, which is the effective date for the termination of his employment agreement. As consideration for Mr. Belanger’s release, consulting services and other commitments under the Separation Agreement, Viseon agreed to pay him $300,000 in twenty-four installments during the twelve month period beginning July 31, 2006, with the first four months of payments, in the amount of $100,000 (less any salary paid to him in August 2006), being paid in a lump sum within two business days after the parties signed the Separation Agreement. In addition, Viseon caused the 2,861,472 options granted to Mr. Belanger in May 2006, which have an exercise price of $0.32 per share, to be fully vested immediately. Mr. Belanger’s options will continue to be subject to the remaining terms of the relevant option agreements and company stock option plans.

Registrant’s response to Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISEON, INC.

Date: August 25, 2006	By:	/s/ Brian R. Day
Brian R. Day Chief Financial Officer